Exhibit 99.1
Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150
FOR IMMEDIATE RELEASE
LMI AEROSPACE ANNOUNCES RESULTS FOR
THE FOURTH QUARTER AND FULL-YEAR 2008
Guidance for 2009 is Revised
     ST. LOUIS, March 11, 2009 — LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today announced financial results for the fourth quarter and full-year 2008.
     Net sales in the quarter ended December 31, 2008, were $52.2 million compared to $54.6 million in the quarter ended December 31, 2007. Gross profit was $11.9 million in the fourth quarter of 2008 vs. $14.1 million in the year-ago quarter. Net income for the fourth quarter of 2008 was $585,000 or $0.05 per diluted share vs. $3.8 million or $0.34 per diluted share in the fourth quarter of 2007. Results for the fourth quarter of 2008 were negatively impacted by $2.8 million of unusual pre-tax items or $0.16 per share. These expenses include a $2.3 million non-cash goodwill impairment charge related to Tempco Engineering; a $300,000 write-off of intangibles from the discontinued TCA consulting business; and $200,000 of severance pay. Excluding these expenses, net income would have been $2.4 million or $0.21 per share, in the fourth quarter of 2008.
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LMI Aerospace Announces
2008 Results

     For the full-year 2008, net sales were $239.5 million compared to $168.5 million in 2007. Net income in 2008 was $15.3 million (including the special charges in the fourth quarter) or $1.35 per diluted share compared to $13.2 million or $1.17 per diluted share in 2007. The prior-year results include five months of operations of D3 Technologies, Inc., which was acquired July 31, 2007.
     “In our news release dated January 27, 2009, we described the effects of the deferrals of certain customer orders and the Boeing strike which combined to reduce sales of our Aerostructures segment by $15.5 million in the fourth quarter of 2008,” said Ronald S. Saks, President and Chief Executive Officer of LMI Aerospace, Inc. “In addition, expenses related to the discontinuance of our TCA lean consulting operation, severance pay and a charge for impairment of goodwill at one of our machining divisions further reduced our operating income in the fourth quarter. This impairment charge was caused by the sudden and deep decline in semiconductor demand which is expected to last into 2010. Our inventories grew in the fourth quarter by $9.2 million as we began to make the adjustment to temporarily reduced demand from three major customers. Our adjusted net income of $0.21 per diluted share in the fourth quarter of 2008 was below our expectations as we began the quarter, but represented good performance given the 30 to 35 percent reduction in projected Aerostructures sales revenue.”
     Net sales for the Aerostructures segment for the fourth quarter of 2008 and 2007 were as follows:

		% of		% of
Category	Q4 2008	Total	Q4 2007	Total
	($ in millions)
Corporate and regional aircraft	$13.5	41.4%	$13.4	35.8%
Large commercial aircraft	9.4	28.8%	10.5	31.9%
Military	7.8	23.9%	9.0	24.0%
Technology	1.0	3.1%	2.3	5.3%
Other	0.9	2.8%	1.0	3.0%

Total	$32.6	100.0%	$36.2	100.0%

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LMI Aerospace Announces
2008 Results

     Included in large commercial aircraft revenue in 2008 above are aftermarket sales for the Boeing 767 wing modification kit of $1.3 million.
     Net sales for the Engineering Services segment for the fourth quarter of 2008 and 2007 were as follows:

		% of		% of
Category	Q4 2008	Total	Q4 2007	Total
	($ in millions)
Corporate and regional aircraft	$5.1	26.0%	$5.1	27.7%
Large commercial aircraft	9.9	50.5%	9.1	49.5%
Military	3.8	19.4%	3.1	16.8%
Tooling and Other	0.8	4.1%	1.1	6.0%

Total	$19.6	100.0%	$18.4	100.0%

     Gross profit for the fourth quarter of 2008 was $11.9 million or 22.9 percent of sales compared to $14.1 million or 25.8 percent of sales in the fourth quarter of 2007. In the fourth quarter of 2008, gross profit for the Aerostructures segment was $8.3 million or 25.8 percent of sales versus $11.0 million or 30.4 percent of sales in the year-ago quarter. Gross profit for the Engineering Services segment for the fourth quarter of 2008 was $3.6 million or 18.2 percent of sales versus $3.1 million or 16.8 percent of sales in the year-ago period.
     Selling, general and administrative expenses, excluding the goodwill impairment charge, were $8.4 million in the fourth quarter of 2008, or 16.1 percent of sales compared to $7.1 million or 13.0 percent of sales in the year-ago quarter. SG&A expenses, excluding the goodwill impairment charge, were $6.2 million in the fourth quarter of 2008 for the Aerostructures segment vs. $5.3 million in the fourth quarter of 2007, up primarily due to the TCA intangible write-off and severance pay. SG&A expenses were $2.2 million for the Engineering Services segment in the fourth quarter of 2008 compared to $1.8 million in the year-ago quarter. Net interest expense in the fourth quarter of 2008 was $449,000 compared to $644,000 in the fourth quarter of 2007. Income taxes in the fourth quarter of 2008 were $0.2 million, compared to $2.5 million in the year-ago quarter. The effective tax rate in the fourth quarter of 2008 was 25.7 percent compared to 39.6 percent in the fourth quarter of 2007.
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LMI Aerospace Announces
2008 Results

     “LMI set records for sales and net income in 2008,” Saks said. “Our most noteworthy accomplishments include a smooth integration of our Aerostructures and Engineering Services segments, significantly improved relationships with our major customers on more complex engineering and build projects for newly designed aircraft, and our success in Aerostructures in balancing our work between three market segments. The continued maturity of the organizations in both segments and the diversification of our sales have helped to stabilize the overall corporate team, which will be ready to capitalize on new opportunities with our customers on both new and legacy programs offered if our competitors fail to survive the current global economic pressures.”
     In 2009, the Aerostructures segment began the year with backlog of $250 million, with approximately $184 million of that amount due in 2009. Following the March 5, 2009, Gulfstream announcement reducing production rates in 2009, the segment is now expected to generate net sales of $180 million to $190 million compared to previous guidance of $193 million to $203 million. The reduction in revenue is primarily due to the Gulfstream rate reduction. The segment now anticipates gross profit ranging from 24.5 percent to 25.5 percent. Selling, general and administrative expenses are expected to be between $26.0 million and $27.0 million.
     Guidance for the Engineering Services segment has also been changed to reflect the lack of visibility of customer demand in the second half of 2009 and the challenges of transitioning engineers into new projects as existing work concludes. Revenues are expected to range from $80 million to $84 million, gross profit from 17.5 percent to 18.5 percent, and selling, general and administrative expenses from $7.6 million to $8.0 million.
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LMI Aerospace Announces
2008 Results

     On a consolidated basis, revenues are expected to range from $260 million to $274 million. Gross profit is expected to range from 23 percent to 24 percent and selling, general and administrative expenses should be between $33.6 million and $35.1 million. The company also expects approximately $550,000 of certain unusual costs related to the acquisition of Integrated Technologies, Inc., using the new rules of FAS 141R, the results of the discontinued TCA operations, and restructuring costs. Interest expense is anticipated to range from $1.5 million to $1.6 million and taxes are expected to be approximately 36.5 percent.
     “Our 2009 revenue estimates for Aerostructures do not include any new work statement that may be received during the year, and are based on customer supplied production rates for 2009, adjusted for the recent rate reduction announced by Gulfstream,” Saks said. “As the economy and our industry stabilize, we expect that 2009 and 2010 will present numerous challenges as our customers adjust production to known demand. In addition to opportunities we expect to see as a result of failing suppliers, both segments continue to work on aerospace projects offered by our customers with an emphasis at Aerostructures on the Boeing Model 747-8, Blackhawk helicopter, Gulfstream G650 and other military aircraft.
     “Our Engineering Services segment has targeted several new development programs as well. This division has developed a good reputation for handling complex design projects and also expects to benefit as key customers move forward on new programs using financially capable suppliers. LMI will use the next two years to develop and execute our design and build capabilities on new programs as well as continue our commitment to productivity improvement and employee training.
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LMI Aerospace Announces
2008 Results

     “Our emphasis in Aerostructures on increasing free cash flow by reducing inventories while preserving margins, limiting capital expenditures to $5 million in 2009, and reducing selected operating expenses are expected to produce good financial performance in 2009 and future years. We recognize that every supplier to the aerospace and defense industry will not increase market share during this economic downturn. However, we have done it before and we expect to do it again,” Saks said.
     LMI Aerospace, Inc. is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries. Through its Aerostructures segment, the company fabricates machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, primarily for large commercial, corporate and military aircraft. It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, operated by its D3 Technologies subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.
     This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2009, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s filings with the Securities and Exchange Commission.
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LMI Aerospace, Inc.
Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$29	$82
Trade accounts receivable — net of allowance of $304 and $292 at December 31, 2008 and 2007, respectively	26,887	29,588
Inventories	62,393	40,940
Prepaid expenses and other current assets	2,137	2,135
Income taxes receivable	364	630

Total current assets	91,810	73,375

Property, plant and equipment, net	20,103	19,733
Goodwill	46,258	48,670
Intangible assets, net	17,861	19,428
Deferred income taxes	5,148	3,962
Other assets	1,167	1,429

Total assets	$182,347	$166,597

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,363	$10,681
Accrued expenses	9,936	9,997
Short-term deferred gain on sale of real estate	233	233
Current installments of long-term debt	498	775

Total current liabilities	23,030	21,686

Long-term deferred gain on sale of real estate	3,540	3,773
Long-term debt, less current installments	25,536	29,022
Deferred income taxes	7,441	7,289

Total long-term liabilities	36,517	40,084
Stockholders’ equity:
Common stock, $.02 par value per share; authorized 28,000,000 shares; issued 11,926,309 shares and 11,820,057 shares at December 31, 2008 and 2007, respectively	239	236
Preferred stock, $.02 par value per share; authorized 2,000,000 shares; none issued in both periods	—	—
Additional paid-in capital	69,855	67,244
Treasury stock, at cost, 364,088 shares and 385,688 shares at December 31, 2008 and 2007, respectively	(1,727)	(1,830)
Retained earnings	54,433	39,177

Total stockholders’ equity	122,800	104,827

Total liabilities and stockholders’ equity	$182,347	$166,597

LMI Aerospace, Inc.
Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Sales and service revenue
Product sales	$32,601	$36,167	$149,267	$137,074
Service revenue	19,599	18,429	90,195	31,428

Net sales	52,200	54,596	239,462	168,502

Cost of sales
Cost of product sales	24,231	25,173	105,425	97,293
Cost of service revenues	16,031	15,298	72,922	26,295

Cost of sales	40,262	40,471	178,347	123,588

Gross profit	11,938	14,125	61,115	44,914

Selling, general and administrative expenses	8,414	7,128	33,128	23,466
Impairment of goodwill	2,303		2,303

Income from operations	1,221	6,997	25,684	21,448

Other income (expense)
Interest income (expense)	(449)	(644)	(1,815)	(902)
Other, net	15	5	10	(20)

Total other income (expense)	(434)	(639)	(1,805)	(922)

Income before income taxes	787	6,358	23,879	20,526

Provision for income taxes	202	2,518	8,611	7,369

Net income	$585	$3,840	$15,268	$13,157

Amounts per common share:
Net income per common share	$0.05	$0.34	$1.36	$1.18

Net income per common share assuming dilution	$0.05	$0.34	$1.35	$1.17

Weighted average common shares outstanding	11,245,389	11,160,179	11,198,610	11,157,396

Weighted average diluted common shares outstanding	11,290,321	11,310,734	11,301,382	11,288,486